Exhibit (a)(5)(KKK)

Press Release March 29, 2007
E.ON asks the Audiencia Nacional to prohibit the announced Enel/Acciona takeover bid over Endesa

E.ON has filed a complaint with the Spanish National High Court “Audiencia Nacional”, asking for the prohibition of the announced Enel/Acciona bid over Endesa. E.ON challenges the resolutions of the CNMV allowing Enel and Acciona to launch their bid in six months, alleging that such prohibition should not be time-limited, as the conduct of Enel and Acciona is considered by the CNMV to be illegal. E.ON further challenges the passivity of the CNMV in connection with the recent announcements of Enel and Acciona, and asks the Audiencia Nacional to prohibit them to make any further communication which may interfere in E.ON's bid. E.ON also seeks that all communications related with the announced Enel/Acciona bid are withdrawn from the CNMV website, and that no other communication in this regard will be published.

Finally, E.ON has asked the CNMV to furnish to E.ON a copy of the file regarding the announced Enel and Acciona bid, as well as the minutes of its last board meetings in which the Enel/Acciona bid was discussed.

Wulf Bernotat said: "We have filed this complaint because we believe that what is illegal today, will still be illegal within six months. Therefore, Enel and Acciona should be completely banned from launching a takeover bid."

E.ON AG
E.ON Platz 1
D-40479 Düsseldorf
For information
please contact:
Dr. Peter Blau
Phone: +49-211-45 79-628
Fax: +49-211-45 79-629
Josef Nelles
Phone: +49-211-45 79-544
Fax: +49-211-45 79-566
www.eon.com
Presse@eon.com

Press Release E.ON AG, March 27, 2007	Page 2 of 2

Media Contacts
E.ON AG, Corporate Communications
Dr. Peter Blau	+49 (0)211 45 79 627
Josef Nelles	+49 (0)211 45 79 544

Spain
Deva	+34 91 360 1720
Gonzalo Lacalle	+34 677 405 341
Juan Torres	+34 666 582 837

UK / International
Finsbury Group	+44 (0)20 7251 3801
Rollo Head	+44 (0)7768 994 987

On the 26 of January 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.